As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-257352

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

HUT 8 MINING CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 Duncan Street, Suite 500 Toronto, Ontario	M5V 2B8
(Address of Principal Executive Offices)	(Zip Code)

Hut 8 Mining Corp. 2018 Omnibus Long-Term Incentive Plan

Hut 8 Mining Corp. 2021 Employee Share Purchase Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

Copy to:

Ryan J. Dzierniejko

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and “emerging growth company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to Registration Statement No. 333-257352 originally filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2021 (the “Registration Statement”) by Hut 8 Mining Corp. (the “Registrant”), as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on June 29, 2021, pertaining to the offering by the Registrant of up to an aggregate of 14,308,033 common shares of the Registrant to be issued under the Registrant’s 2018 Omnibus Long-Term Incentive Plan and the Registrant’s 2021 Employee Share Purchase Plan.

On February 6, 2023, the Registrant, U.S. Data Mining Group, Inc., a Nevada corporation, (“USBTC”), and Hut 8 Corp., a Delaware corporation (“New Hut”), entered into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, among other things, the Registrant and its direct wholly-owned subsidiary, Hut 8 Holdings Inc., a corporation existing under the laws of British Columbia, would be amalgamated to continue as one British Columbia corporation (“Hut Amalco”) and both Hut Amalco and USBTC would become wholly-owned subsidiaries of New Hut (the “Business Combination”). On November 30, 2023, the Business Combination was consummated in accordance with the terms of the Business Combination Agreement.

As a result of the consummation of the Business Combination, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on December 1, 2023.

HUT 8 MINING CORP.

By:	/s/ Jaime Leverton
	Name:	Jaime Leverton
	Title:	Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Newark, Delaware on December 1, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director